Exhibit 3.3

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

VACCINEX, INC.

Vaccinex, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The present name of the Corporation is Vaccinex, Inc. (the “Corporation”), which is the name under which the Corporation was originally incorporated. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 6, 2001. A Certificate of Amendment of Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 14, 2001. A Certificate of Designation of Series A Convertible Preferred Stock of the Corporation was filed with the Secretary of State of the State of Delaware on June 18, 2001.

2. The amendments to and the restatement of the Certificate of Incorporation herein certified have been duly adopted by the Corporation and its stockholders in accordance with the provisions of Sections 228, 242, and 245 of the General Corporation Law of the State of Delaware and written notice of the adoption of this Amended and Restated Certificate of Incorporation has been given as provided by Section 228 of the General Corporation Law of the State of Delaware to every stockholder of the Corporation entitled to such notice.

3. The Certificate of Incorporation of the Corporation, as amended and restated herein, shall at the effective time of this Amended and Restated Certificate of Incorporation, read as follows:

ARTICLE 1

NAME

The name of the Corporation is Vaccinex, Inc.

ARTICLE 2

MAILING ADDRESS

The mailing address of the Corporation is 1895 Mount Hope Avenue, Rochester, New York 14620.

ARTICLE 3

REGISTERED AGENT

The address of its registered agent in the State of Delaware is NCR, 615 South DuPont Highway, Kent County, Dover, Delaware, 19901. The name of the registered agent is National Corporate Research, Ltd.

ARTICLE 4

PURPOSE

The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware, and the Corporation shall have all powers necessary to engage in such acts or activities, including, but not limited to, the powers enumerated in the General Corporation Law of Delaware or any amendment thereto.

ARTICLE 5

CAPITAL STOCK

(a) Common Stock. The aggregate number of common shares (referred to in this Certificate of Incorporation as “Common Stock”) which the Corporation has the authority to issue is forty million (40,000,000), $0.0001 par value per share. Each share of Common Stock has one vote on each matter submitted to a vote of the Corporation’s stockholders. Subject to the provisions of applicable law and the rights of the holders of the outstanding shares of Preferred Stock, if any, the holders of shares of Common Stock are entitled to receive, when and as declared by the Corporation’s Board of Directors out of the Corporation’s assets legally available therefor, dividends or other distributions, whether payable in cash, property or securities of the Corporation; provided that no dividends shall be declared or paid on shares of Common Stock unless the Corporation shall have declared and paid to each holder of Preferred Stock a dividend equal to the dividend payable (including any accrued but undeclared dividends on Preferred Stock) to each such holder in accordance with this Certificate of Incorporation, as may be amended from time to time. The holders of shares of Common Stock are entitled to receive, in proportion to the number of shares of Common Stock held, the Corporation’s net assets upon dissolution after any preferential amounts required to be paid or distributed to holders of outstanding shares of Preferred Stock, if any, are so paid or distributed.

(b) Preferred Stock. The aggregate number of preferred shares (referred to in this Certificate of Incorporation as “Preferred Stock”) which the Corporation has authority to issue is twenty million (20,000,000), $0.001 par value per share. The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series. The description of shares of each series of Preferred Stock, including any designations, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption will be as set forth in resolutions adopted by the Board of Directors, and a certificate of amendment will be filed with the Delaware Secretary of State as required by law to be filed with respect to issuance of such Preferred Stock, prior to the issuance of any shares of such series.

The Board of Directors is expressly authorized, at any time, by adopting resolutions providing for are issuance of, or providing for a charge in the number of, shares of any particular series of Preferred Stock and, if and to the extent from time to time required by law, by filing a certificate of amendment which shall be effective without stockholder action, to increase the number of shares included in each series of Preferred Stock, but not below the number of shares then issued, and to set in any one or more respects the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms and conditions of redemption relating to the shares of each such series. The authority of the Board of Directors with respect to each series of Preferred Stock includes, but is not limited to, setting or changing the following:

(i) the dividend rate, if any, on shares of such series, the times of payment and the date from which dividends are accumulated, if dividends are to be cumulative;

(ii) whether the shares of such series are redeemable and, if so, the redemption price and the terms and conditions of such redemption;

(iii) the Corporation’s obligation, if any, to redeem shares of such series pursuant to a sinking fund;

(iv) whether shares of such series will be convertible into, or exchangeable for, shares of stock of any other class or classes and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

(v) whether the shares of such series have voting rights, in addition to the voting rights provided by law, and, if so, the extent of such voting rights;

(vi) the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation; and

(vii) any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to such series.

(c) Series A Convertible Preferred Stock. Five million seven hundred two thousand four hundred and fifty (5,702,450) shares of the Corporation’s authorized but unissued Preferred Stock, $0.001 par value, are hereby designated as a series of Preferred Stock to be known as “Series A Convertible Preferred Stock” (hereinafter referred to as “Series A Convertible Preferred Stock”), which shall have the voting powers, limitations, rights and preferences set forth herein. Certain capitalized terms are defined in Section 5(c)(x) below.

(i) Dividends. The holders of the Series A Convertible Preferred Stock shall be entitled to receive dividends only if the Board of Directors of the Corporation shall:

(A) declare a dividend payable upon outstanding shares of the Series A Convertible Preferred Stock; or

(B) declare a dividend payable upon outstanding shares of Common Stock, in which event, the Board shall contemporaneously declare a dividend such that the holders of the Series A Convertible Preferred Stock shall be entitled to receive the same per share dividends to which such holders would have been entitled had the Series A Convertible Preferred Stock been fully converted into shares of Common Stock pursuant to the provisions of Section 5(c)(iii) hereof as of the record date for determining the holders of shares of Common Stock entitled to receive such dividend. No dividends shall be declared or paid on Series A Convertible Preferred Stock unless the Corporation shall have declared and paid to each holder of any other class or series of Preferred Stock (other than any class or series of Preferred Stock which expressly ranks subordinate to the Series A Convertible Preferred Stock in respect of dividends) a dividend equal to the dividend payable (including any accrued but undeclared dividends) to each such holder in accordance with this Certificate of Incorporation, as may be amended from time to time.

(ii) Liquidation

(A) Liquidation Preference. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (each a “Liquidation Event”), holders of the shares of Series A Convertible Preferred Stock shall be entitled to be paid, after payment or provision for payment of the debts and other liabilities of the Corporation and before any distribution or payment is made upon Common Stock, the sum of $1.3475 per share plus all declared and unpaid dividends due to the holders of the Series A Convertible Preferred Stock (adjusted appropriately for stock splits, stock dividends, recapitalizations and the like with respect to the Series A Convertible Preferred Stock) for each share of Series A Convertible Preferred Stock then held by such stockholder (the “Series A Liquidation Amount”). The Corporation shall not pay the Series A Liquidation Amount or any portion thereof unless the Corporation has paid in full all preferential amounts payable upon shares of any class or series of Preferred Stock which expressly ranks senior to the Series A Convertible Preferred Stock in respect of payments on a Liquidation Event. If the assets to be distributed among the holders of Series A Convertible Preferred Stock upon a Liquidation Event are insufficient to permit payment of the entire Series A Liquidation Amount, then all assets of the Corporation to be distributed shall be distributed ratably among the holders of Series A Convertible Preferred Stock. Upon any Liquidation Event and after the holders of Series A Convertible Preferred Stock have been paid the entire Series A Liquidation Amount, the remaining net assets of the Corporation available for distribution to stockholders shall be distributed ratably among the holders of Common Stock.

(B) Extraordinary Transactions. None of the following shall be deemed to be a Liquidation Event for purposes, or within the meaning, of this Section 5(c)(ii);

(1) the consolidation or merger of the Corporation into or with one or more corporations or other entities (or the consolidation or merger of any such corporation or other entity with or into the Corporation);

(2) the sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or ocher consideration) by the Corporation of all or substantially all of its assets;

(3) the purchase of any shares of the capital stock of the Corporation by any party or parties whether or not such purchase causes such third party or parties to own or control more than a majority of the voting capital stock of the Corporation; or

(4) the participation by the Corporation in a share exchange, share redemption, share repurchase or similar transaction.

(C) Notice. Prior to the occurrence of any Liquidation Event, the Corporation will furnish each holder of Series A Convertible Preferred Stock notice in accordance with Section 5(c)(iv) hereof, together with a certificate prepared by the chief financial officer of the Corporation describing in detail the facts of such Liquidation Event, stating in reasonable detail the per share amount each holder of Series A Convertible Preferred Stock will receive pursuant to the provisions of Section 5(c)(ii)(A) hereof and stating in reasonable detail the facts upon which such amount was determined.

(iii) Conversion.

(A) Optional Conversion. Subject to the terms and conditions hereof, a holder of shares of Series A Convertible Preferred Stock may, at such holder’s option and at any time, convert any shares of Series A Convertible Preferred Stock, without the payment of any additional consideration, into the number of shares of Common Stock which results from (i) multiplying the aggregate number of shares of Series A Convertible Preferred Stock to be converted by (ii) the quotient obtained by dividing (1) $1.3475 (the “Series A Purchase Price”) by (2) the Series A Conversion Price (as defined in this Section 5(c)(iii)(A)) then in effect at the time of conversion. The “Series A Conversion Price” shall initially be $1.3475 subject to adjustment, from time to time, as provided in Section 5(c)(iii)(G). Notwithstanding the foregoing and anything else to the contrary contained herein, the right of a holder of the Series A Convertible Preferred Stock to convert any such shares of Series A Convertible Preferred Stock shall terminate at the close of business on the last full business day that immediately precedes the date fixed for payment of the Series A Liquidation Amount; provided, however, that, in the event the Corporation does not pay such holder the entire Series A Liquidation Amount due such holder for each share of Series A Preferred Stock held by such holder, such holder’s right to convert under this Section 5(c)(iii)(A) shall not be terminated with respect to that number of shares of Series A Convertible Preferred Stock equal to the amount of aggregate Series A Liquidation Amount not paid by the Corporation to the holder divided by the Series A Purchase Price.

(B) Mandatory Conversion. Upon the earlier of (i) the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”) or any comparable statement under any similar United State federal statute then in force, which covers the offer and sale of Common Stock of the Corporation to the public (an “Initial Public Offering”) or (ii) the affirmative vote of the holders of a majority of the then outstanding shares of Series A Convertible Preferred Stock to convert and notice thereof to the Corporation and the other holders of Series A Convertible

Preferred Stock (the “Series A Conversion Election Notice”), each share of Series A Convertible Preferred Stock shall automatically convert, without the payment of any additional consideration, into shares of Common Stock at the Series A Conversion Price then in effect as if the holders thereof had exercised their right to convert under Section 5(c)(iii)(A) hereof. The Corporation shall give the holders of Series A Convertible Preferred Stock notice of its intent to complete an Initial Public Offering at least 30 days before the anticipated closing date of such offering and promptly after the closing of such an offering.

(C) Conversion Procedure. A holder of shares of Series A Convertible Preferred Stock shall exercise the conversion rights contained in Section 5(c)(iii)(A) hereof by giving written notice that such holder elects to convert a stated number of shares of Series A Convertible Preferred Stock into Common Stock. Such a notice shall be sent to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holder or holders of the Series A Convertible Preferred Stock) at any time during its usual business hours, together with a statement of the name or names (with address(es)) in which the certificate or certificates for shares of Common Stock shall be issued. Such conversion of Series A Convertible Preferred Stock shall be effective as of (i) the date the Corporation receives both such holder’s written notice to convert and the certificate(s) for the share or shares of Series A Convertible Preferred Stock to be converted or (ii) such later date as shall be specified in such notice. In the event of any conversion under Sections 5(c)(iii)(A) or 5(c)(iii)(B) hereof, the holder shall surrender the certificate or certificates for the shares to be converted to the Corporation in the same manner.

(D) Issuance of Certificates; Time Conversion Effected.

(1) Promptly after the Corporation receives (1) the certificate or certificates for the share or shares of Series A Convertible Preferred Stock to be converted, and (2) if the conversion is being made under Section 5(c)(iii)(A) hereof, the written notice referred to in Section 5(c)(iii)(C), the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Series A Convertible Preferred Stock.

(2) A conversion of Series A Convertible Preferred Stock shall be effective (1) in the case of conversion pursuant to Section 5(c)(iii)(A) hereof, as of the date of receipt by the Corporation of such holder’s written notice referred to in Section 5(c)(iii)(C) to convert and the certificate(s) for the share or shares of Series A Convertible Preferred Stock to be converted or such later date as shall be specified in such notice and (2) in the case of an automatic conversion pursuant to Section 5(c)(iii)(B) hereof, immediately prior to the closing of the Initial Public Offering, if applicable, or upon the date specified in the Series A Conversion Election Notice, if applicable. On and after the effective date of conversion, the person or persons entitled to receive the Common Stock shall, subject to compliance with the conversion procedures in Section 5(c)(iii)(C) hereof, be treated for all purposes as the record holder or holders of such shares of Common Stock.

(E) Fractional Shares; Dividends; Partial Conversion. No fractional shares may be issued upon conversion of the Series A Convertible Preferred Stock into Common Stock and no payment or adjustment shalt be made upon any conversion on account of any cash dividends on the Common Stock issued upon such conversion. At the time of each conversion, the Corporation shall pay in cash an amount equal to all dividends, if any, declared but unpaid on the sharps surrendered for conversion to the date upon which such conversion is deemed to take place as provided in Section 5(c)(iii)(D) hereof. In case the number of shares of Series A Convertible Preferred Stock represented by the certificate or certificates surrendered pursuant to Section 5(c)(iii)(D) hereof exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder thereof, at the expense of the Corporation, a new certificate or certificates for the number of shares of Series A Convertible Preferred Stock represented by the certificate or certificates surrendered which are not to be converted. If any fractional interest in a share of Common Stock would, except for the provisions of the first sentence of this Section 5(c)(iii)(E), be deliverable upon any such conversion, the Corporation, in lieu of delivery of the fractional share thereof, shall pay to the holder surrendering the Series A Convertible Preferred Stock for conversion an amount in cash equal to the fair market value of such fractional interest as determined in good faith by the Board of Directors of the Corporation.

(F) Reorganization, Reclassification, Consolidation, Merger or Sale. Upon the occurrence of any of the following events (each an “Extraordinary Event”):

(1) any capital reorganization or reclassification of the capital stock of the Corporation; or

(2) any consolidation or merger of the Corporation with another corporation (with respect to which less than a majority of the outstanding voting power of such surviving corporation is held by the stockholders of the Corporation immediately prior to such consolidation or merger); or

(3) the sale of all or substantially all of the Corporation’s assets to another corporation (including, without limitation, by way of consolidation or merger) that results in the holders of Common Stock being entitled to receive stock, securities, or assets with respect to or in exchange for Common Stock, then, as a part and condition of such Extraordinary Event, lawful and adequate provisions (in form satisfactory to the holders of at least 50 percent of the outstanding shares of Series A Convertible Preferred Stock) shall be made so that the holders of the Series A Convertible Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Convertible Preferred Stock the number of shares of stock or other securities or property of the Corporation or of the successor corporation resulting from such Extraordinary Event, to which a holder of Common Stock deliverable upon conversion would have been entitled on such

Extraordinary Event. In any such case, appropriate provisions shall be made with respect to the rights of the holders of the Series A Convertible Preferred Stock after the Extraordinary Event to the end that the provisions of Section 5(c)(iii)(G) hereof (including, without limitation, provisions for adjustment of the Series A Conversion Price and the number of shares issuable upon conversion of the Series A Convertible Preferred Stock) shall thereafter be applicable, as nearly as may be, with respect to any shares of stock, securities or assets to be deliverable thereafter upon the conversion of the Series A Convertible Preferred Stock. The kind and amount of securities into which the Series A Convertible Preferred Stock shall be convertible after consummation of such transaction shall be subject to adjustment as described in Section 5(c)(iii)(G) following the date of consummation of such Extraordinary Event. The Corporation may not become a party to any Extraordinary Event unless the terms are consistent with the foregoing.

(G) Conversion Adjustments.

(1) Stock Dividends, Subdivisions and Combinations. Upon the issuance of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, the subdivision of outstanding shares of Common Stock into a greater number of shares of Common Stock, or the combination of outstanding shares of Common Stock into a smaller number of shares of the Common Stock, the Series A Conversion Price shall, simultaneously with the happening of such dividend, subdivision or split be adjusted by multiplying the then effective Series A Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such event. An adjustment made pursuant to this Section (c)(iii)(G)(1) shall be given effect, upon payment of such a dividend or distribution, as of the record data for the determination of stockholders entitled to receive such dividend or distribution (on a retroactive basis) and in the case of a subdivision or combination shall become effective immediately as of the effective date thereof.

(2) Sale of Common Stock. In the event the Corporation shall, at any time or from time to time, issue, sell or exchange any shares of Common Stock (including shares held in the Corporation’s treasury but excluding (i) any Common Stock which may be issued upon conversion of any Capital Stock or (ii) shares of Common Stock (or options to purchase shares of Common Stock) issued or to be issued to officers, directors, employees, consultants or agents of the Corporation under stock and option plans or arrangements approved by the Corporation’s Board of Directors (collectively, the “Series A Excluded Shares”)), for a consideration per share less than the Series A Conversion Price in effect immediately prior to the issuance, sale or exchange of such shares, then, and thereafter successively upon each such issuance, sale or exchange, the Series A Conversion Price in effect immediately prior to the issuance, sale or exchange of each share of Series A Convertible Preferred Stock shall promptly be reduced to an amount determined by multiplying such Series A Conversion Price by a fraction:

(I) the numerator of which shall be (x) the number of shares of Common Stock of all classes outstanding immediately prior to the issuance of such additional shares of Common Stock (excluding treasury shares but including all shares of Common Stock issuable upon conversion or exercise of any then outstanding Series A Convertible Preferred Stock, options, warrants, rights or convertible securities), plus (y) the number of shares of Common Stock which the net aggregate consideration received by the Corporation for the total number of such additional shares of Common Stock so issued would purchase at the Series A Conversion Price (prior to adjustment), and

(II) the denominator of which shall be (x) the number of shares of Common Stock of all classes outstanding immediately prior to the issuance of such additional shares of Common Stock (excluding treasury shares but including all shares of Common Stock, issuable upon conversion or exercise of any then outstanding Series A Convertible Preferred Stock, options, warrants, rights or convertible securities), plus (y) the number of such additional shares of Common Stock so issued.

(3) Sale of Options, Rights or Convertible Securities. In the event the Corporation shall at any time or from time to time, issue options, warrants or rights to subscribe for shares of Common Stock (other than any Series A Excluded Shares), or issue any securities convertible into or exchangeable for shares of Common Stock, for a consideration per share (determined by dividing the Net Aggregate Consideration (as determined below) by the aggregate number of shares of Common Stock that would be issued if all such options, warrants, rights or convertible securities were exercised or converted to the fullest extent permitted by their terms) less than the Series A Conversion Price in effect immediately prior to the issuance of such options or rights or convertible or exchangeable securities, the Series A Conversion Price in effect immediately prior to the issuance of such options, warrants or rights or securities shall be reduced to an amount determined by multiplying such Series A Conversion Price by a fraction:

(I) the numerator of which shall be (x) the number of shares of Common Stock of all classes outstanding immediately prior to the issuance of such options, rights or convertible securities (excluding treasury shares but including all shares of Common Stock issuable upon conversion or exercise of any outstanding Series A Convertible Preferred Stock, options, warrants, rights or convertible securities), plus (y) the number of shares of Common Stock which the total amount of consideration received by the Corporation for the issuance of such options, warrants, rights or convertible securities, plus the minimum amount set forth in the terms of such security as payable to the Corporation upon the exercise or conversion thereof (the “Net Aggregate Consideration”) would purchase at the Series A Conversion Price prior to adjustment, and

(II) the denominator of which shall be (x) the number of shares of Common Stock of all classes outstanding immediately prior to the issuance of such options, warrants, rights or convertible securities (excluding treasury shares but including all shares of Common Stock issuable upon conversion or exercise of any outstanding Series A

Convertible Preferred Stock, options, warrants, nights or convertible securities), plus (y) the aggregate number of shares of Common Stock that would be issued if all such options, warrants, rights or convertible securities were exercised or converted.

(4) Expiration or Change in Price. If the consideration per share provided for in any options or rights to subscribe for shares of Common Stock or any securities exchangeable for or convertible into shares of Common Stock (except for Series A Excluded Shares) changes at any time, the Series A Conversion Price in effect at the time of such change shall be readjusted to the Series A Conversion Price which would have been in effect at such time had such options or convertible securities provided for such changed consideration per share (determined as provided in Section 5(c)(iii)(G)(3) hereof), at the time initially granted, issued or sold; provided, that such adjustment of the Series A Conversion Price will be made only as and to the extent that the Series A Conversion Price effective upon such adjustment remains less than or equal to the Series A Conversion Price that would be in effect if such options, rights or securities had not been issued. No adjustment of the Series A Conversion Price shall be made under this Section 5(c)(iii)(G) upon the issuance of any additional shares of Common Stock which are issued pursuant to the exercise of any warrants, options or other subscription or purchase rights pursuant to the exercise of any conversion or exchange rights in any convertible securities if an adjustment shall previously have been made upon the issuance of such warrants, options or other rights. Any adjustment of the Series A Conversion Price shall be disregarded and rescinded if, as, and when the rights to acquire shares of Common Stock upon exercise or conversion of the warrants, options, rights or convertible securities which gave rise to such adjustment expire or are canceled without having been exercised, so that the Series A Conversion Price effective immediately upon such cancellation or expiration shall be equal to the Series A Conversion Price in affect at the time of the issuance of the expired or canceled warrants, options, rights or convertible securities, with such additional adjustments as would have been made to that Series A Conversion Price had the expired or canceled warrants, options, rights or convertible securities not been issued.

(5) Discretionary Adjustments. The Corporation shall also be entitled to make upward adjustments in the Series A Conversion Price as it in its discretion shall determine to be advisable, so that any stock dividends, subdivisions of shares, distribution of rights to purchase stock or securities, or distribution of securities convertible into or exchangeable for stock (or any transaction which could be treated as any of the foregoing transactions pursuant to Section 305 of the Internal Revenue Code of 1986, as amended) hereafter made by the Corporation to its stockholders shall not be taxable to such stockholders.

(6) Limitations on Adjustments. No adjustment in the Series A Conversion Price shall be required unless such adjustment would require an increase or decrease of at least one percent therein; provided, however, that any adjustments which by reason of this Section 5(c)(iii)(G)(6) are not required to be made shall be carried forward and taken into account in any subsequent adjustments.

(7) Computation of Adjustments; Notice. Whenever the Series A Conversion Price is adjusted as herein provided, the Corporation shall:

(I) promptly compute the adjusted Series A Conversion Price in accordance herewith and prepare a certificate signed by an officer of the Corporation setting forth the adjusted Series A Conversion Price, the method of calculation thereof in reasonable detail and the facts requiring such adjustment and upon which such adjustment is based; and

(II) mail a notice to the holders of the outstanding shares of the Series A Convertible Preferred Stock stating that the Series A Conversion Price has been adjusted, the facts requiring such adjustment and upon which such adjustment is based and setting forth the adjusted Series A Conversion Price, such notice to be mailed at or before the time the Corporation mails an interim statement to its stockholders covering the fiscal quarter during which the facts requiring such adjustment occurred, but in any event within 45 days of the end of such fiscal quarter.

(iv) Other Notices. If an Extraordinary Transaction or a Liquidation Event occurs or will likely occur, then the Corporation shall give, by registered or certified first class mail, return receipt requested, by a nationally recognized courier service, in each case, postage prepaid, or by personal delivery, addressed to each holder of any shares of Series A Convertible Preferred Stock at the address of such holder as shown on the books of the Corporation, (a) at least 30 days prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription or subscription rights or for determining rights to vote in respect of any such Extraordinary Transaction or Liquidation Event, and (b) in the case of any such Extraordinary Transaction or a Liquidation Event, at least 30 days prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such Extraordinary Transaction or a Liquidation event, as the case may be; provided, however, that in the event of an increase in the Series A Conversion Price resulting from any distribution, subscription rights or dividend declared by the Corporation, each holder of Series A Convertible Preferred Stock shall have the option to receive either the distribution, subscription rights or dividend or a decrease in the Series A Conversion Price. In no such event shall such holder receive any distribution, subscription rights or dividend and the decrease in the Series A Conversion Price. In its notice to stockholders pursuant to this Section 5(c)(iv), the Corporation shall enclose a prepaid self-addressed envelope containing a form with which such stockholder may choose either the distribution, subscription rights or dividend or the decrease in the Series A Conversion Price. In the event said form is not returned to the Corporation by the stockholder in ten business days, said stockholder shall be deemed to have chosen to receive the distribution, subscription rights or declared dividend. The decrease in the

Series A Conversion Price shall be calculated by subtracting from the Series A Conversion Price then in effect an amount equal to the fair market value (as determined by the Board of Directors of the Corporation in good faith) of the distribution, subscription rights or declared dividend offered to each holder of Series A Convertible Preferred Stock as provided in this Section 5(c)(iv).

(v) Stock to be Reserved. The Corporation will at all times reserve and keep available out of its authorized Common Stock or its treasury shares, solely for the purpose of issue upon the conversion of the Series A Convertible Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Series A Convertible Preferred Stock. The Corporation covenants that all shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens, preemptive rights and charges with respect to the issue thereof and, without limiting the generality of the foregoing, the Corporation will from time to time take all such action as may be requisite to assure that the par value per share of the Common Stock is at all times at a value which will not in any way restrict or limit the conversion of the Series A Convertible Preferred Stock. The Corporation will take all such action as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirements of any national securities exchange upon which the Common Stock of the Corporation may be listed. The Corporation will not take any action which results in any adjustment of the Series A Conversion Price if the total number of shares of Common Stock issued and issuable after such action upon conversion of the Series A Convertible Preferred Stock would exceed the total number of shares of Common Stock authorized by this Corporation’s Certificate of Incorporation.

(vi) No Reissuance of Series A Convertible Preferred Stock. Shares of Series A Convertible Preferred Stock which are converted into shares of Common Stock as provided herein shall not be reissued.

(vii) Issue Tax. The issuance of certificates for shares of Common Stock upon conversion of the Series A Convertible Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the holders surrendering the certificates shall be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series A Convertible Preferred Stock which is being converted.

(viii) Closing of Books. The Corporation will at no time close its transfer books against the transfer of any shares of Series A Convertible Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series A Convertible Preferred Stock in any manner which interferes with the timely conversion as provided herein of such Series A Convertible Preferred Stock.

(ix) Voting. Except as otherwise required by law or the Corporation’s Certificate of Incorporation, (a) the holders of Series A Convertible Preferred Stock and the holders of Common Stock shall be entitled to notice of any stockholders meeting in accordance with the Bylaws of the Corporation and to vote upon any matter submitted to the stockholders for a vote as follows: (i) the holders of Series A Convertible Preferred Stock shall have one vote for each full share of Common Stock into which their respective shares of Series A Convertible Preferred Stock are convertible on the record date for the vote and (ii) the holders of Common Stock shall have one vote per share of Common Stock, and (b) the holders of Preferred Stock and common Stock will vote as a single class on all matters.

(x) Definitions. As used in this Section 5(c), the following terms have the following meanings for purposes of this Section 5(c):

(A) “Business day” shall mean any clay other than a Saturday, Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close or are closed because of a banking moratorium or otherwise.

(B) “Capital Stock” means any capital stock of any class or series (however designated) of the Corporation.

(C) “Common Stock” shall mean any stock of any class of the Corporation which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and which is not subject to redemption by the Corporation. However, shares of Common Stock issuable upon conversion of the Series A Convertible Preferred Stock, shall include only shares of the class designated as Common Stock as of the original date of issuance of the Series A Convertible Preferred Stock or shares of the Corporation of any class or classes resulting from any reclassification or reclassifications thereof and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary dissolution or winding up of the Corporation and which are not subject to redemption by the Corporation; provided that if at any time there shall be more than one such resulting class, the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from such reclassification bears to the total number of all shares of all classes resulting from such reclassification.

ARTICLE 6

BUSINESS

The business and affairs of the Corporation shall be managed by the Board of Directors, and the directors need not be elected by ballot unless required by the Bylaws of the Corporation.

ARTICLE 7

INDEMNIFICATION

(a) The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, that except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article 7 shall include the right to be paid by the Corporation for the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

(b) The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article 7 to directors and officers of the Corporation.

(c) The rights to indemnification and to the advance of expenses conferred in this Article 7 shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the Bylaws of the Corporation, any statute, agreement, vote of stockholders or disinterested stockholders or otherwise.

(d) Any repeal or modification of this Article 7 shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

ARTICLE 8

STOCKHOLDER ACTION WITHOUT A MEETING

Any notion required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if written consent setting forth the action so taken is signed by the requisite number of stockholders entitled to vote with respect to, and necessary to approve, the subject matter thereof except that, with respect to approval of a plan of merger or consolidation by written consent, information as required by the Delaware General Corporation Law must be delivered to the stockholders prior to their execution of the consent or the Consent must conspicuously and specifically state that waiver of the right to receive such information is expressly made. Such consent must be filed with the Corporation’s Secretary and will have the same force and effect as a unanimous vote of the stockholders.

ARTICLE 9

NO PERSONAL LIABILITY OF DIRECTORS AND OFFICERS

To the fullest extent permitted by Delaware law, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer of the Corporation.

ARTICLE 10

BYLAWS

The Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE 11

RESERVATION OF RIGHTS

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

* * * * *

IN WITNESS WHEREOF, Vaccinex, Inc. has caused this Certificate to be signed by Maurice Zauderer, its President, this 18 day of November 2002.

Vaccinex, Inc.

By:	/s/ Maurice Zauderer
Name:	Maurice Zauderer, President
Title:	President